Exhibit 12.1

July 21, 2025 Green Rain Energy Holdings, Inc. 8549 Wilshire Blvd., Suite 1216 Beverly Hills, CA 90211

Re:	Securities Qualified under Offering Statement on Form 1-A

We have acted as counsel to you in connection with the filing by Green Rain Energy Holdings, Inc. (the “Company”) on April 29, 2025 with the Securities and Exchange Commission of an Offering Statement on Form 1-A (as amended or supplemented, the “Offering Statement”) pursuant to Rule 252 of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the Offering Statement and the offering by NOW Corporation I, a Wyoming corporation (the “Company”), of up to 800,000,000 shares of common stock of the Company (the “Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Wyoming Business Corporation Act.

Based on the foregoing, we are of the opinion that, upon issuance and delivery by the Company against payment therefor in accordance with the terms of that certain Subscription Agreement, a form of which is included as Exhibit 4.1 to the Offering Statement, the Shares will be validly issued and holders of the Shares will have no obligation to make any further payments for the purchase of the Shares or contributions to the Company solely by reason of their ownership of the Shares.

We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Offering Statement and to the references to our firm under the caption “Legal Matters” in the Offering Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

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Very truly yours,

/s/ Lucosky Brookman LLP

Lucosky Brookman LLP